Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:                                              19981121019

1. Entity name:                                         Wizzard Software Corporation

                                                  (If changing the name of the coproration, indicate name BEFORE the name change)

2. New Entity name:

 (if applicable)                                                    NA

3. Use of Restricted Words ( if any of                         ☐ "bank" or "trust" or any derivative thereof

                     these  terms are contained in an entity name, true                           ☐ "credit union"             ☐   "savings and loan"

                     name of an entity, trade  name or trademark

                     stated in this document, mark the applicable                                     ☐         "insurance", "casualty", "mutual", or "surety"

               box):

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued  shares, the attachment states the provision for implementing the amendment.

6. If the corporation's period of duration

as amended is less than perpetual, state

the date on which the period of duration

expires:                                                       NA

                                                                               (mm/dd/yyyy)

OR

If the corporation's period of duration as amemded is perpetual, mark this box:  ☐

7. (Optional) Delayed effective date:           NA

                                                                               (mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the consituent  documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statues.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Names(s) and address(es) of the

individual(s) causing the document

to be delivered for filing:                             Spencer       Christopher       J

                                                                  (Last)           (first)               (Middle)        (Suffix)

                                                                                      5001 Baum Blvd.

                                                                 (Street name and number or Post Office information)

                                                                Suite 770

                                                                Pittsburgh                       PA                   15213

                                                                                    (City)                            State)                 (Postal/Zip Code)

                                                               (Province-if applicable)        (Country-if not US)

(This document need not state the true name and address of more than one individual.  However, if you wish to state the name and address of any additional individuals causisng the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty.  While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form.  Questions should be addressed to the user's attorney.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 7-106-102 OF THE

COLORADO CORPORATIONS AND ASSOCIATIONS ACT

The undersigned, Christopher J. Spencer, does hereby certify that:

                1. He is the President of Wizzard Software Corporation, a Colorado corporation (the “Corporation” or the “Company”).

                2. The Corporation is authorized to issue ten million (10,000,000) shares of preferred stock, of which 10,125 shares, designated as Series A 7% Convertible Preferred Stock , have been authorized (the “Series A Preferred Stock”), 7,500 shares of such Series A Preferred Stock have previously been issued, and no shares of such Series A Preferred Stock are currently issued and outstanding.

                3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

All capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Share Exchange Agreement (as hereinafter defined).

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of ten million (10,000,000) shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, the terms of that certain Share Exchange Agreement, dated as of April 5, 2012, to which the Corporation is a party (the “Share Exchange Agreement”), provide for the Corporation to issue shares of a series of convertible preferred stock  to Digital HKco’s Shareholder at the Closing thereof, as defined in the Share Exchange Agreement;

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 290 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1

Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 290 shares. Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 2

Dividends.  The Preferred Stock shall not be entitled to receive any dividend of any kind or nature.

Section 3

Voting Rights. The Preferred Stock shall have no voting rights.

Section 4

Liquidation. The Holder of any share of Preferred Stock (the “ Holder ”) shall not be entitled to receive out of the assets, whether capital or surplus, of the Corporation any amount whatsoever upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

Section 5

(a)

Conversion. Subject to achievement of the Corporate Governance Objectives and the Revenue Objectives as defined in Sections 5(b)(i) and 5(b)(ii), respectively, at the option of the Holder thereof, the Preferred Stock will be converted into the Company’s Common Stock in three (3) tranches according to the schedule set forth in Section 5(b).

When each tranche is converted into the Company’s Common Stock , it will bring the overall equity position in the Company of the recipients of Common Stock and Preferred Stock as Consideration pursuant to the Share Exchange Agreement, on a fully diluted basis as of the date of the Closing, to 70%, 74% and 78% , respectively and immediately after each of the conversions.  For example, based on an anticipated total 10,603,249 shares of the Company’s Common Stock being outstanding as of the Closing date of the Share Exchange Agreement, with an additional 99,060 shares of Common Stock being issuable upon the exercise of all warrants anticipated to be outstanding as of the Closing date, resulting in a total of 10,282,611 additional shares of Common Stock being issuable upon Closing of the Share Exchange Agreement, for a deemed total of 20,984,920 fully diluted outstanding shares on such date, then:  (i) the first tranche with two hundred and ten (210) shares of Preferred Stock referred to in Section 5(b)(iii)(a) below would be convertible into 14,689,444 shares of Common Stock upon compliance with the applicable Objectives as defined in Section 5(b) below; (ii) the second tranche with forty (40) shares of Preferred Stock referred to in Section 5(b)(iii)(b) below would be convertible into 5,488,364 shares of Common Stock upon compliance with the applicable Objectives; and (iii) the third tranche with  forty (40) shares of Preferred Stock referred to in Section 5(b)(iii)(c) below would be convertible into 7,484,132 shares of Common Stock upon compliance with the applicable Objectives. Upon attainment of each and every Objective and conversion of all Preferred Stock, the Holders would have a collective 78% ownership of the total number of shares of the Corporation’s Common Stock issued and outstanding as of the date of the Closing of the Share Exchange Agreement on a fully diluted basis, giving effect to the conversion of all of the Preferred Stock. The accurate number of shares of Common Stock issuable upon conversion of each tranche of Preferred Stock will be determined at the Closing based on the total issued and outstanding shares and fully dilution of presumed conversions in the future.

Shares of Preferred Stock upon being converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)

Preconditions to Conversion.  No share of Preferred Stock shall be convertible into shares of Common Stock unless and until the Corporate Governance Objectives and/or Revenue Objectives (collectively, the “Objectives”) applicable to such share of Preferred Stock have been met.

(i)

Corporate Governance Objectives .  For purposes of this Certificate of Designation, the Corporate Governance Objectives (the “ Corporate Governance Objectives ”) shall be defined as follows:

(a)

timely completion with respect to the conversion of all financial statements of Digital Entertainment International Ltd., a company incorporated under the laws of the Hong Kong Special Administrative Region; Beijing Dingtai Guanqun Culture Co., Ltd., a company incorporated under the law of the People’s Republic of China; Beijing FAB Culture Co., Ltd., a company incorporated under the law of the People’s Republic of China; and Beijing FAB Digital Entertainment Products Co., Ltd., a company organized under the law of the People’s Republic of China ( together, the “FAB Companies ”) into English and denomination of all financial statements of the FAB Companies in US Dollars by the 20th day of the month following the end of each of the Company’s reporting quarters, which shall be presented to the Board of Directors for review and approval ;

(b)

the complete implementation of all applicable requirements of the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), by the FAB Companies within four quarters after the initial issuance of the Preferred Stock ;

(c)

consistent, on-going maintenance, testing and documentation of controls and procedures, completed quarterly, with a compliance notice provided to the Board of Directors of the Company by the 30th day of the month following the close of a reporting quarter of the Company;

(d)

written agreement by the Chief Financial Officer of the FAB Companies of his agreement to “sign-off” on Sarbanes Oxley Certifications filed with the SEC in each quarterly report and annual report, which shall be provided to the Board of Directors by the 30th of the month following the close of each reporting quarter and fiscal year of the Company;

(e)

written certification by the Chief Executive Officer and Chief Financial Officer of the FAB Companies of compliance with Foreign Corruption Practices Act, which shall be provided to the Board of Directors by the 30th day of the month following the close of each reporting quarter and fiscal year of the Company;

(f)

written certification by the Chief Financial Officer of the FAB Companies of compliance with all laws, principles, codes and procedures along with complete financial transparency and information disclosure in compliance with best practices determined by the Board of Directors of the Company, which shall be provided to the Board of Directors of the Company by the 30th day of the month following the close of each reporting quarter and each fiscal year of the Company; and

(g)

ongoing compliance with all aspects of the Foreign Corrupt Practices Act (“FCPA”), including but not limited to, hold and document monthly training sessions by the management of the FAB Companies and sign-off by the Chief Executive Officer and the Chief Financial Officer of the FAB Companies on compliance with all aspects of FCPA.

(ii)

Revenue Objectives.    For purposes of this Certificate of Designations, the Revenue Objectives (the “ Revenue Objectives ”) shall be defined as the achievement by the FAB Companies of the following financial performance targets for the periods indicated :

	Fiscal Year	Sales Revenues	Net Income
Tranche 1	2011	US $60,000,000	US $12,000,000
Tranche 2	2012	US $70,000,000	US $14,000,000

The achievement of such Revenue Objectives for the periods indicated shall be determined in good faith based upon the audited financial statements   audited by a qualified independent public accountant engaged by the Board of Directors in accordance with the standards of the PCAOB then in effect.

(iii)

Conversion Events.

(a)

Upon the successful completion of all the Corporate Governance Objectives set forth in Section 5(b)(i) above for the four (4) consecutive and complete reporting quarters of the Corporation immediately after the Closing of the Share Exchange Agreement, the Holder or Holders will have the right to convert the first tranche of two hundred ten (210) shares of Preferred Stock into Common Stock in the manner set forth in Section 5(c) of this Certificate of Designation.

(b)

Upon  the successful completion of (a) all the Corporate Governance Objectives set forth in Section 5(b)(i) above for the four (4) consecutive and complete reporting quarters immediately after the Closing of the Share Exchange Agreement, and (b) the Revenue Objectives for the fiscal year of 2011, the Holder or Holders will have the right to convert the second tranche of forty (40) shares  of Preferred Stock into the Company’s common stock in the manner set forth in Section 5(c) of this Certificate of Designations.

(c)

Upon the successful completion of (a) all the Corporate Governance Objectives set forth in 5(b)(i) above for the six (6) consecutive and complete reporting quarters immediately after the Closing of the Share Exchange Agreement, and (b) the Revenue Objectives for the fiscal year of 2012, the Holder or Holders will have the right to convert the third tranche of forty (40) shares of Preferred Stock  into the Company’s common stock in the manner set forth in Section 5(c) of this Certificate of Designations.

(c)

Mechanics of Conversion.

(i)

Notice of Conversion.   From and after the occurrence of any Conversion Event identified in Section 5(b)(iii) above, the Preferred Stock to which such Conversion Event relates may be converted in full by the Holder by delivery to the Corporation of an original or facsimile copy of the Notice of Conversion attached as Annex A hereto, duly executed by such Holder (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Preferred Stock, the Holder shall not be required to surrender the instrument representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the instrument representing such shares of Preferred Stock promptly following the Conversion Date at issue.

(ii)

Delivery of Certificate Upon Conversion. Not later than five (5) business days after each Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock.

(iii)

Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Share Exchange Agreement) be issuable upon the conversion of all outstanding shares of Preferred Stock hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.  The number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be appropriately adjusted in the event that the Corporation , at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares.

(iv)

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to upon such conversion, the Corporation shall round up to the next whole share.

(v)

Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Corporation for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.

Section 6

Cancellation.

In the event that the Corporate Governance Objective and/or the Revenue Objective applicable to a given share of Preferred Stock has not been met by the deadline applicable to such Objective(s) as specified in Section 5(b)(iii) above, such share of Preferred Stock in the corresponding tranche or tranches shall immediately and automatically be cancelled on the books and records of the Corporation, without the requirement of delivery of the instrument therefor, and without the necessity for the Corporation to post any bond or take any other action whatsoever with respect to such cancellation.

                       Section 7

(a)

Notices.  Any and all notices or other communications or deliveries to be provided by a Holder hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 5001 Baum Blvd., Suite 770, Pittsburgh, PA  15213, facsimile number 412-621-2625, Attention: Christopher J. Spencer, or such other facsimile number or address as the Corporation may specify for such purposes by notice to Holders delivered in accordance with this Section 7.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by an internationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second business day following the date of mailing, if sent by internationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Both the Corporation and , by its acceptance of Preferred Stock, any Holder agree that all legal proceedings concerning the interpretation and enforcement of the terms of this Certificate of Designation of shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  The Corporation and , by its acceptance of Preferred Stock, any Holder irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  The Corporation and , by its acceptance of Preferred Stock, any Holder irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agree that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation , by its acceptance of Preferred Stock, any Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(c)

Waiver.  Any waiver by the Corporation or any Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation.  The failure of the Corporation or any Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or any Holder must be in writing.

(d)

Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                                    (e)       Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the President of the Corporation be and he hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Colorado law.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate this 18th day of September, 2012.

/s/Christopher J. Spencer Name: Christopher J. Spencer Title: President

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of  Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Wizzard Software Corporation, a Colorado corporation (the “Corporation ”), according to the conditions hereof, as of the date written below.

Conversion calculations:

Date to effect conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to conversion: ______________
Number of shares of Preferred Stock to be converted: ______________________
Number of shares of Common Stock issued and outstanding immediately prior to conversion: ___________________________
Number of shares of Common Stock to be issued: ___________________________
Number of shares of Preferred Stock subsequent to conversion: ________________
Address for delivery: ______________________

[HOLDER] By:___________________________________ Name: Title:

2